ZAYO GROUP COMPLETES ACQUISITION OF PARIS-BASED NEO TELECOMS

BOULDER, Colo. - July 2, 2014 - Zayo Group, LLC (“Zayo”), a global provider of Bandwidth Infrastructure services, today announced it has completed its purchase of Neo Telecoms (“Neo”), a Paris-based Bandwidth Infrastructure company.

The acquisition of Neo adds 300 route miles of Paris dark fibre and more than 500 on-net buildings to Zayo’s network footprint in Europe. Through nine colocation facilities operated by Neo across France, Zayo can now offer an additional 36,000 square feet of data center space to customers. Neo focused on dark fiber, IP, Ethernet, wavelength and colocation services to more than 600 carrier and enterprise customers, primarily concentrated in the technology, media, telecom, and finance sectors.

"Neo’s dense metro network, local expertise, and similar product set complement Zayo’s existing infrastructure and support our expansion in Europe,” said Dan Caruso, chairman and CEO of Zayo Group. “By combining the networks, Zayo is now able to provide more comprehensive, end-to-end bandwidth solutions to our customers.”

"Neo’s team has working closely with Zayo over the previous few months to ensure a rapid, seamless integration with minimal disruption for customers,” said Florian Du Boys, former CEO of Neo and leader of the Zayo France business unit. “Neo is now Zayo France and we look forward to representing a global bandwidth provider in the local market.”

The acquisition of Neo closely follows Zayo’s May 2014 acquisition of London-based fiber provider Geo Networks. The Neo transaction was funded with cash on hand.

For more information on Zayo’s network, visit www.zayo.com.

About Zayo Group

Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in over 295 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 27 carrier-neutral colocation facilities across the US. Please visit www.zayo.com for more information about Zayo and its fiber solutions.

Media Contact
Linhart Public Relations for Zayo
Ashley Campbell
ACampbell@linhartpr.com
(303) 951-2568